Exhibit 99.1

Stellus Capital Investment Corporation Receives Approval for Its Second SBIC License

August 21, 2019

HOUSTON—August 21, 2019 (PR NEWSWIRE)--Stellus Capital Investment Corporation (the “Company”) (NYSE: SCM), a business development company, today announced that its wholly-owned subsidiary, Stellus Capital SBIC II, LP ("Stellus SBIC"), has received approval for a license from the United States Small Business Administration ("SBA") to operate as a Small Business Investment Company ("SBIC").  This is the second SBIC license granted to the Company through its SBIC subsidiaries.

The license will allow Stellus SBIC to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a capital commitment by the SBA and customary procedures. SBA-guaranteed debentures are non-recourse, interest only debentures with interest payable semi-annually and have a ten-year maturity. The interest rate is fixed on a semi-annual basis at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit Stellus Capital SBIC II, L.P. to borrow up to a maximum of $175 million in SBA-guaranteed debentures, subject to required capitalization of the SBIC subsidiary and other requirements.

“We are pleased to have obtained approval from the SBA for our second SBIC license and we look forward to continuing to work closely with the SBA in the years ahead,” said Robert T. Ladd, Chief Executive Officer of the Company. “This will give us access to up to a maximum of $175 million of attractive, long-term debt capital, which provides additional liquidity to selectively grow our portfolio and generate attractive returns for our shareholders.”

About Stellus Capital Investment Corporation

The Company is an externally-managed, closed-end, non-diversified investment management company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation by investing primarily in private middle-market companies (typically those with $5.0 million to $50.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization)) through first lien (including unitranche), second lien and unsecured debt financing, with corresponding equity co-investments. The Company's investment activities are managed by its investment adviser, Stellus Capital Management. To learn more about Stellus Capital Investment Corporation, visit www.stelluscapital.com under the “Public Investors” tab.

Forward-Looking Statements

Statements included herein may contain “forward-looking statements” which relate to future performance or financial condition. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission including the final prospectus that will be filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Stellus Capital Investment Corporation

W. Todd Huskinson, (713) 292-5414

Chief Financial Officer

thuskinson@stelluscapital.com